Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 19, 2017
Registration Statement No. 333-219312

XPO Logistics, Inc.

11,000,000 Shares

The following information supplements the Preliminary Prospectus Supplement dated July 17, 2017 (the “Preliminary Prospectus Supplement”).

Issuer:	XPO Logistics, Inc.

Shares of common stock offered by the Issuer:	5,000,000 shares of our common stock (or 6,650,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of common stock offered by the Forward Counterparties:	6,000,000 shares of our common stock

Public Offering Price:	$60.50 per share

Joint Bookrunners:

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Credit Suisse Securities (USA) LLC

Co-managers:

KeyBanc Capital Markets Inc.

Oppenheimer & Co. Inc.

Raymond James & Associates, Inc.

Stifel, Nicolaus & Company, Incorporated

Cowen and Company, LLC

HSBC Securities (USA) Inc.

Credit Agricole Securities (USA) Inc.

Macquarie Capital (USA) Inc.

Wolfe Research Securities, LLC

Seaport Global Securities, LLC

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

We have been advised by the underwriters that on July 19, 2017, one of the underwriters purchased, on behalf of the syndicate, 85,255 shares of the Issuer’s common stock at an average price of $60.4917 per share in stabilizing transactions in accordance with Regulation M.

The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying base prospectus if you request them from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by telephone at (866) 718-1649 or JP. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204.